ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1998-1
$ 151,000,788 6.25% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98           0           0           0     ERR             0     ERR
 Feb-98           0           0           0     ERR             0     ERR
 Mar-98           0           0           0     ERR             0     ERR
 Apr-98   3,369,250   1,959,428           0    0.00%    4,078,673    0.00%
 May-98   3,162,082   1,958,300       9,792    0.00%    7,271,125    2.82%
 Jun-98   2,950,299   1,845,337      79,455    0.08%   10,655,090    5.14%
 Jul-98   3,294,096   1,936,609     161,194    0.69%   11,983,122    7.71%
 Aug-98   3,966,356   1,869,524     324,642    1.44%   12,869,951    8.92%
 Sep-98   4,996,045   1,728,618   1,245,329    3.00%   13,706,488    9.92%
 Oct-98   4,677,025   1,688,302     989,792   11.93%   13,329,431   10.94%
 Nov-98   4,988,148   1,468,454     863,571    9.87%   13,492,964   11.07%
 Dec-98   4,661,669   1,538,142     990,618    8.94%   13,906,108   11.64%
        ____________ ___________ ___________
 Totals  36,064,968  15,992,714   4,664,394

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.